EXHIBIT 21

                              List of Subsidiaries



Gasco Production Company  (previously Pannonian Energy, Inc.)
         Delaware Corporation
         Tax ID: 84-1461816
         Date of Incorporation: 5/21/98

San Joaquin Oil & Gas, Ltd
         Nevada Corporation
         Tax ID: 98-0213872
         Date of Incorporation: 9/14/99


Riverbend Gas Gathering, LLC (Gasco Energy, Inc. is the managing member)
         Nevada Registration
         Tax ID: 43-2049794
         Date of Organization: 3/3/04


Myton Oilfield Rentals, LLC (Gasco Energy, Inc. is the managing member)
         Nevada Registration
         Tax ID: 20-1202389
         Date of Organization: 5/26/04